                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[_] Preliminary Proxy Statement      |_| Confidential, For Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Under Rule 14a-12


                       TRUMP HOTELS & CASINO RESORTS, INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No Fee Required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
(5) Total fee paid:

--------------------------------------------------------------------------------
[_] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

--------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
(3) Filing Party:

--------------------------------------------------------------------------------
(4) Date Filed:

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


                       TRUMP HOTELS & CASINO RESORTS, INC.
                      Huron Avenue and Brigantine Boulevard
                         Atlantic City, New Jersey 08401

                                  ------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON TUESDAY, JUNE 12, 2001

                                  ------------

Dear Stockholder:

         You are hereby cordially invited to attend the Annual Meeting of Stockholders of TRUMP HOTELS & CASINO RESORTS, INC., a Delaware corporation (the "Company"), which will be held on Tuesday, June 12, 2001, at 2:00 p.m., local time, at the Trump Taj Mahal Casino Resort, located at 1000 Boardwalk, Atlantic City, New Jersey (the "Annual Meeting").

          The enclosed Notice and Proxy Statement contain details concerning the business to come before the Annual Meeting. Please review this information carefully. Please note that the Board of Directors of the Company recommends a vote "FOR" each of the proposals listed in the Notice and Proxy Statement. Even if you do not expect to attend the Annual Meeting, you are requested to sign and return your proxy card in the enclosed, postage-prepaid envelope at your earliest convenience to ensure that your shares will be duly represented and voted at the Annual Meeting.

         Thank you for your continued support of the Company.

                                        By Order of the Board of Directors,


                                        /s/ DONALD J. TRUMP
                                        -------------------------------------
                                        Donald J. Trump
                                        Chairman of the Board of Directors,
                                        President and Chief Executive Officer

New York, New York
April 30, 2001

                       TRUMP HOTELS & CASINO RESORTS, INC.
                      Huron Avenue and Brigantine Boulevard
                         Atlantic City, New Jersey 08401

                                  ------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON TUESDAY, JUNE 12, 2001

                                  ------------

To the Stockholders of TRUMP HOTELS & CASINO RESORTS, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TRUMP HOTELS & CASINO RESORTS, INC., a Delaware corporation (the "Company"), will be held on Tuesday, June 12, 2001, commencing at 2:00 p.m., local time, at the Trump Taj Mahal Casino Resort, located at 1000 Boardwalk, Atlantic City, New Jersey (the "Annual Meeting"), for the following purposes:

         1. To elect four (4) Directors to the Company's Board of Directors (the "Board of Directors"), each for a term of one (1) year or until his respective successor is elected and qualifies;

         2. To ratify the appointment by the Board of Directors of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 2001; and

         3. To act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on April 13, 2001 as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). The transfer books of the Company will remain open following the Record Date.

        All Stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, you are kindly requested to complete, sign and date and promptly return the enclosed proxy card. A return envelope which requires no postage if mailed within the United States has been enclosed for your convenience. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof by one of the following methods:
(i) filing written notice of such revocation, (ii) submitting a duly executed proxy bearing a later date or (iii) voting in person at the Annual Meeting. Please note that attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy. Any written notice revoking a proxy should be sent to the attention of the undersigned executive officer of the Company at the above address. Your vote is important. Thank you.

                                            By Order of the Board of Directors,

                                            /s/ ROBERT M. PICKUS
                                            -----------------------------------
                                            Robert M. Pickus
                                            Secretary

Atlantic City, New Jersey
April 30, 2001

                       TRUMP HOTELS & CASINO RESORTS, INC.
                      Huron Avenue and Brigantine Boulevard
                         Atlantic City, New Jersey 08401

                            ------------------------

                                 PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON TUESDAY, JUNE 12, 2001

       This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the board of directors (the "Board of Directors") of TRUMP HOTELS & CASINO RESORTS, INC., a Delaware corporation ("THCR" or the "Company"), to be voted at the annual meeting of stockholders (the "Stockholders") of the Company to be held on Tuesday, June 12, 2001, at 2:00 p.m., local time, at the Trump Taj Mahal Casino Resort, located at 1000 Boardwalk, Atlantic City, New Jersey, and at any adjournment or postponement thereof (the "Annual Meeting").

       Properly executed proxies received prior to the Annual Meeting, unless revoked, will be voted in accordance with the instructions specified therein. Regarding the election of directors (the "Directors"), Stockholders may (i) vote in favor of all nominees, (ii) withhold their votes as to all nominees or (iii) withhold their votes as to specific nominees. With respect to all other proposals to be voted upon, Stockholders may (i) vote in favor of a proposal,
(ii) vote against a proposal or (iii) abstain from voting. Stockholders are requested to clearly specify their choices on the enclosed proxy card. If no instructions are given with respect to the matters to be acted upon, the persons named in the proxies solicited by the Company's Board of Directors intend to vote "FOR" the proposals contained herein. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxies will be voted with respect thereto by the person or persons holding such proxies as in their judgment is in the best interests of the Company and the Stockholders. The Company does not know of any matters other than the proposals contained herein that are to come before the Annual Meeting.

       Stockholders may vote by one of the following methods: (i) completing and returning the enclosed proxy card prior to the Annual Meeting, (ii) voting in person at the Annual Meeting or (iii) submitting a signed proxy at the Annual Meeting. Stockholders who execute proxies may revoke them at any time before they are voted at the Annual Meeting by (i) providing written notice of such revocation to the Secretary of the Company at the Company's executive offices,
(ii) submitting a new proxy bearing a later date or (iii) voting at the Annual Meeting. Please note that attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

       The principal executive offices of the Company are located at Huron Avenue and Brigantine Boulevard, Atlantic City, New Jersey 08401. The main telephone number of the Company is (609) 441-8406. The toll-free number is (800) 777-1177. A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 2000, this Proxy Statement and the accompanying proxy card are first being sent or given to Stockholders on or about April 30, 2001.


                                VOTING SECURITIES

       The Board of Directors has established April 13, 2001 as the record date (the "Record Date") for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, there were issued and outstanding (i) 22,010,027 shares of common stock, par value $.01 per share (the "Common Stock"), of THCR and (ii) 1,000 shares of Class B common stock, par value $.01 per share (the "Class B Common Stock"), of THCR entitled to notice of, and to vote at, the Annual Meeting. Each share of Common Stock entitles the holder thereof to one (1) vote on each proposal to be acted upon at the Annual Meeting, and the 1,000 shares of Class B Common Stock, all of which are beneficially owned by Donald J. Trump ("Mr. Trump" or "Trump"), are entitled to an aggregate of 13,918,723 votes on each proposal to be acted upon at the Annual Meeting. The voting power of the shares of Class B Common Stock equals the voting power of the number of shares of Common Stock issuable upon the conversion of the limited partnership interests in Trump Hotels & Casino Resorts Holdings, L.P., a Delaware limited partnership of which THCR is the sole general partner ("THCR Holdings"), held by (i) Mr. Trump, (ii) Trump Casinos, Inc., a New Jersey corporation which is wholly owned by Mr. Trump ("TCI"), and (iii) Trump Casinos II, Inc., a Delaware corporation which is wholly owned by Mr. Trump ("TCI- II"). The Class B Common Stock provides the holders thereof with a voting interest in the Company which is proportionate to such holders' equity interest in THCR Holdings' assets represented by limited partnership interests. Pursuant to the Bylaws of the Company, the Common Stock and the Class B Common Stock will vote as a single class on the proposals contained in this Proxy Statement.


                                 VOTES REQUIRED

       The presence in person or by proxy of the holders of the shares representing a majority of the outstanding voting power of the Common Stock and the Class B Common Stock is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. The affirmative vote of a plurality of shares of Common Stock and Class B Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the election of Directors. The affirmative vote of a majority of shares of Common Stock and Class B Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for ratification of the Board of Directors' appointment of Arthur Andersen LLP as the independent auditors for the Company for the fiscal year ending December 31, 2001. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) and shares for which duly executed proxies have been received but with respect to which holders of shares have abstained from voting will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting. Broker "non-votes" will have no effect on the outcome of the votes on the proposals to be acted upon at the Annual Meeting. With respect to the ratification of the appointment of Arthur Andersen LLP as independent auditors for the Company, abstentions will have the effect of a negative vote.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         Four (4) Directors are to be elected to hold office until the next annual meeting of Stockholders of the Company or until their respective successors have been duly elected and qualify. If the proxy is executed in such a manner as not to withhold authority for the election of any or all of the nominees for Directors, then the persons named in the proxy will vote the shares represented by the proxy "FOR" the election of the following four (4) nominees as Directors to the Company's Board of Directors. If the proxy indicates that the Stockholder wishes to withhold a vote from one or more nominees as Director(s), such instructions will be followed by the persons named in the proxy. All of the nominees are currently members of the four-member Board of Directors. This year, the Board of Directors will continue to consist of four
(4) members.

         Should any one or more of the nominees become unable to serve for any reason or will not serve, neither of which is anticipated, the Board of Directors may, unless the Board of Directors by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the proxy will vote for the election of such substitute nominee or nominees.

         The following table sets forth the name and age of each nominee and the year during which such individual began serving as a Director of the Company:

                     Name                  Age    Director Since
                     ----                  ---    --------------
         Donald J. Trump................   54          1995
         Wallace B. Askins..............   70          1995
         Don M. Thomas..................   70          1995
         Peter M. Ryan..................   63          1995

         Below is a brief summary of the business background of each nominee named above:

         Donald J. Trump has been serving as the Chairman of the Board of THCR
         ---------------
and THCR Funding since their respective formations in 1995, and as the President and Chief Executive Officer of THCR, THCR Funding and THCR Holdings since June 2000. Mr. Trump has been serving as the Chairman of the Board of Directors of Trump AC Holding since February 1993, and as the President of Trump AC Holding since June 2000. Mr. Trump served as the President of Trump AC Holding from February 1993 until December 1997. Mr. Trump has been serving as the Chairman of the Board of Directors of Trump AC Funding since its formation in January 1996, and as the Chairman of the Board of Directors of Funding II and Funding III since their respective formations in November 1997. Mr. Trump has been serving as the President and Chief Executive Officer of Trump AC, Trump AC Funding, Funding II and Funding III since June 2000; the Chairman of the Board of Directors of THCR Holding Corp. and THCR/LP since October 1991; the President and Treasurer of THCR Holding Corp. since March 1991; the President and Treasurer of THCR/LP since June 2000; the Chief Executive Officer of
Taj Associates since June 2000; and as the President and the sole director of Realty Corp. since May 1986. Mr. Trump has been the sole director of TACC since March 1991, served as the President and Treasurer of TACC from March 1991 until December 1997, and has been serving as the President of TACC since June 2000. Mr. Trump has been serving as the Chairman of the Board of Directors, President and Treasurer of Plaza Funding since its formation in March 1986. Mr. Trump has been the sole director of Trump Indiana, Inc. since its formation in December 1992, and has been serving as the President and Chief Executive Officer of Trump Indiana, Inc. since June 2000. Mr. Trump has been serving as the Chairman of the Board of Partner Representatives of Castle Associates since May 1992. Mr. Trump is the Chairman of the Board of Directors of Trump's Castle Funding, served as the President and Treasurer of Castle Funding until April 1998, and has been serving as the President and Chief Executive Officer of Castle Funding since June 2000. Mr. Trump has been serving as the Chairman of the Board of Directors of TCHI since its formation in March 1985, and as the President and Chief Executive Officer of TCHI since June 2000. Mr. Trump has been serving as the President and Treasurer and has been the sole director and stockholder of TCI and TCI-II since their formations in June 1988 and November 1991, respectively; as a director of THCR Enterprises, Inc. since its formation in January 1997; and the President of THCR Enterprises since June 2000. Mr. Trump also serves as the President of The Trump Organization,

Inc. which has been in the business, through its affiliates and subsidiaries, of acquiring, developing and managing real estate properties for more than the past five years. Mr. Trump was a member of the Board of Directors of Alexander's Inc. from 1987 to March 1992.

       Wallace B. Askins has been serving as a director of THCR and THCR
       -----------------
Funding since June 1995. Mr. Askins has also been serving as a director of Trump AC Holding since April 1994, and served as a member of the Board of Partner Representatives of Castle Associates from May 1992 to June 1995. Mr. Askins has been serving as a director of Trump AC Funding since April 1996 and as a director of Funding II and Funding III since December 1997. Mr. Askins served as a director of TCI-II from May 1992 to December 1993. From June 1984 to November 1992, Mr. Askins served as an Executive Vice President, the Chief Financial Officer and as a director of Armco Inc. Mr. Askins also serves as a director of EnviroSource, Inc., a waste and recycling management company.

       Don M. Thomas has been serving as a director of THCR and THCR Funding
       -------------
since June 1995. Mr. Thomas has been serving as a director of Trump AC Funding since April 1996 and as a director of Funding II and Funding III since December 1997. Mr. Thomas has also been serving as the Senior Vice President of Corporate Affairs of the Pepsi-Cola Bottling Co. of New York since January 1985. Mr. Thomas was the acting Chairman and a Commissioner of the Casino Reinvestment Development Authority (the "CRDA") from 1985 through 1987, and a Commissioner of the New Jersey Casino Control Commission from 1980 through 1984 during a portion of which time Mr. Thomas served as acting Chairman. Mr. Thomas served as a director of Trump Plaza GP until June 1993 and has been a director of Trump AC Holding since June 1993. Mr. Thomas is an attorney licensed to practice law in the state of New York.

       Peter M. Ryan has been serving as a director of THCR and THCR Funding
       -------------
since June 1995. He has also been the President of each of The Marlin Group, LLC and The Brookwood Carrington Fund, LLC, real estate financial advisory groups, since January 1995. Prior to that, Mr. Ryan was the Senior Vice President of The Chase Manhattan Bank for more than five years. Mr. Ryan has been a director of the Children's Hospital FTD since October 1995.

       All of the persons listed above are citizens of the United States and have been qualified or licensed by the New Jersey Casino Control Commission.

       THCR is the sole general partner of THCR Holdings. As the sole general partner of THCR Holdings, THCR generally has the exclusive rights, responsibilities and discretion in the management and control of THCR Holdings.

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

Management of THCR

       The following persons currently serve as executive officers of the
Company:

Name                          Position with the Company
----                          -------------------------
Donald J. Trump.............. Chairman of the Board of Directors, President
                              and Chief Executive Officer

Mark A. Brown................ Chief Operating Officer

Robert M. Pickus............. Executive Vice President, General Counsel and
                              Secretary

Francis X. McCarthy, Jr...... Executive Vice President of Corporate Finance and
                              Chief Financial Officer

John P. Burke................ Executive Vice President and Corporate Treasurer

Joseph A. Fusco.............. Executive Vice President of Government and
                              Regulatory Affairs

       The executive officers of the Company serve at the pleasure of the Board of Directors, subject to any contractual rights contained in any employment agreement between the Company and the above-named executive officers. The respective ages, positions with the Company and its subsidiaries, business experience during the past five (5) years and directorships in other companies of Messrs. Brown, Pickus, McCarthy, Burke and Fusco are set forth below. See "Employment Agreements, Termination of Employment and Change-in-Control Arrangements."

       Mark A. Brown (40 years old) was appointed Chief Operating Officer of
       -------------
THCR and Trump AC effective June 13, 2000, at which time Mr. Brown was also appointed Chief Executive Officer of each of Taj Associates, Plaza Associates, Castle Associates and Trump Indiana, subject to necessary licensing by the Indiana Gaming Commission. Mr. Brown has been serving as the President and Chief Operating Officer of Taj Associates since January 2000. Mr. Brown served as the President and Chief Operating Officer of Castle Associates from November 1997 until his transfer to Taj Associates, as the Executive Vice President of Operations of Castle Associates from July 1995 until November 1997, and as the Vice President of TCHI until his transfer to Taj Associates. From 1993 until 1995, Mr. Brown served as the Senior Vice President of Eastern Operations for Caesar's World Marketing Corporation, National and International Divisions. Prior to that, Mr. Brown served as the Vice President of Casino Operations at the Taj Mahal from 1989 until 1993. From 1979 until 1989, Mr. Brown worked for Resorts International Hotel Casino departing as Casino Shift Manager.

       Robert M. Pickus (46 years old) has been serving as the Executive Vice
       ----------------
President, General Counsel and Secretary of THCR since its formation in 1995. Mr. Pickus has also been serving as the Executive Vice President of Corporate and Legal Affairs of Plaza Associates since February 1995, and as the Executive Vice President and General Counsel of THCR Holdings and Trump AC since April 2000. Mr. Pickus served as the Executive Vice President of TCS from its inception in June 1996 until April 2000, and as the President of TCS from April 2000 until its merger into Taj Associates on December 31, 2000. Mr. Pickus served as the Assistant Secretary of Trump AC Holding from April 1994 until February 1998. Mr. Pickus has been serving as the Secretary of Trump AC Holding since February 1998; the Secretary and a director of Trump AC Funding since its formation in January 1996; the Secretary and a director of Funding II and Funding III since their respective formations in November 1997; the Vice President and Secretary of Plaza Funding since its inception in March 1986; the Executive Vice President and Secretary of Trump Indiana, Inc. since its inception in December 1992; the Executive Vice President of Corporate and Legal Affairs of Taj Associates since February 1995; the Secretary of THCR Holding Corp. since January 1997; and the Secretary and Vice President of THCR/LP since June 2000. From November 1995 until May 2000, Mr. Pickus served as a director of THCR Holding Corp. and THCR/LP. Mr. Pickus served as the Senior Vice President and Secretary of Castle Funding from June 1988 to December 1993, and as the General Counsel of Castle Associates from June 1985 to December 1993. Mr. Pickus has been serving as the Secretary of Castle Funding since April 1998. Mr. Pickus served as the Assistant Secretary of TACC until February 1998. Since February 1998, Mr. Pickus has been serving as the Secretary of TACC. Mr. Pickus serves as a director of TCHI, and since April 1998, has been serving as the Secretary of TCHI. Mr. Pickus served as the Assistant Secretary of TCHI from February 1998 until April 1998. Mr. Pickus has been serving as the Executive Vice President of Corporate and Legal Affairs of Castle Associates since February 1995; the Secretary of Castle Associates since February 1996; and as a member of the Board of Partner Representatives of Castle Associates since October 1995. Mr. Pickus has been serving as the Vice President and Secretary and as a director of THCR Enterprises since January 1997. Mr. Pickus has been admitted to practice law in the states of New York and New Jersey since 1980, and in the Commonwealth of Pennsylvania since 1981.

       Francis X. McCarthy, Jr. (48 years old) has been serving as the
       ------------------------
Executive Vice President of Corporate Finance and Chief Financial Officer of THCR, THCR Holdings and THCR Funding since September 1998. Mr. McCarthy has also been serving as the Chief Financial Officer of Trump AC, Trump AC Funding, Funding II and Funding III since September 1998; the Chief Financial Officer, Chief Accounting Officer and Assistant Treasurer of Castle Funding since August 2000; and the Chief Financial Officer of Castle Associates since August 2000. Mr. McCarthy served as the Executive Vice President of Corporate Finance of TCS from October 1996 until its merger into Taj Associates on December 31, 2000; the Vice President of Finance and Accounting of Trump Plaza GP from October 1992 until June 1993; the Senior Vice President of Finance and Administration of Plaza Associates from August 1990 to June 1994; and the Executive Vice President of Finance and Administration of Plaza Associates from June 1994 to October 1996. Mr. McCarthy previously served in a variety of financial positions for Greate Bay Hotel and Casino, Inc. from June 1980 through August 1990.

       John P. Burke (53 years old) has been serving as an Executive Vice
       -------------
President of THCR, THCR Holdings, THCR Funding and Trump AC since January 1999. Mr. Burke has also been serving as the Corporate Treasurer of THCR, THCR Holdings, THCR Funding and Trump AC since their respective formations in 1995; the Corporate Treasurer of Plaza Associates and Taj Associates since October 1991; and the Treasurer of Trump Indiana, Inc. since its formation in December 1992. Mr. Burke has been serving as the Treasurer of Trump AC Funding since its formation in January 1996; the Treasurer of Funding II and Funding III since their respective formations in November 1997; and the Treasurer of TACC since February 1998. Mr. Burke has been serving as the Assistant Treasurer of THCR Holding Corp. and THCR/LP since February 1998; the Corporate Treasurer of Castle Associates since October 1991; the Vice President of Castle Associates, Castle Funding, TCI-II and TCHI since December 1993; the Assistant Treasurer of TCHI since April 1998; the Treasurer of Castle Funding since April 1998; a member of the Board of Partner Representatives of Castle Associates since March 1997; a Vice President and the Treasurer of THCR Enterprises since January 1997; and the Vice President of Finance of The Trump Organization since September 1990. Mr. Burke served as the Senior Vice President of Corporate Finance of THCR from January 1996 to June 1997; the Senior Vice President of THCR, THCR Holdings and THCR Funding from June 1997 to January 1999; a director of THCR/LP and THCR Holding Corp. from October 1991 to April 1996; and a Vice President of THCR/LP until June 1995. Mr. Burke was an Executive Vice President and Chief Administrative Officer of Imperial Corporation of America from April 1989 through September 1990.

       Joseph A. Fusco (57 years old) has been serving as the Executive Vice
       ---------------
President of Government Relations and Regulatory Affairs of THCR, THCR Holdings and Trump AC since June 1996 and held such office in TCS from July 1996 until its merger into Taj Associates on December 31, 2000. From August 1985 to June 1996, Mr. Fusco practiced law as a partner in various Atlantic City law firms specializing in New Jersey casino regulatory, commercial and administrative law matters, most recently from January 1994 to June 1996 as a partner in the law firm of Sterns & Weinroth, P.C., located in Atlantic City. Mr. Fusco previously served as Atlantic County Prosecutor, a Gubernatorial appointment, from April 1981 to July 1985, and as Special Counsel for Licensing for the New Jersey Casino Control Commission from the inception of that agency in September 1977 to March 1981. Mr. Fusco has been admitted to practice law in the state of New Jersey since 1969.

Security Ownership of Certain Beneficial Owners and Management

       Generally, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a person is deemed to "beneficially own" a security at to which that person has sole or shared voting power or investment power and also any security as to which that person has the right to acquire within 60 days (i) through the exercise of any option, warrant or right, (ii) through the conversion of a security or (iii) pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement. The following table sets forth certain information regarding the beneficial ownership of THCR's Common Stock and Class B Common Stock as of April 30, 2001 by (i) each Named Executive Officer (as defined herein) currently with the Company, (ii) each Director and nominee of THCR, (iii) each person deemed to be the beneficial owner of more than 5.0% of any class of THCR's voting securities and (iv) all of the Executive Officers and Directors of THCR as a group, without naming them. In the case of persons other than Executive Officers and Directors of THCR, such information is based solely upon a review of Schedules 13D or 13G, as amended, which have been filed by such persons with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of Common Stock and Class B Common Stock listed as owned by such person.


                                                    Common Stock              Class B Common Stock
                                             -------------------------    ----------------------------
                                               Number of                    Number of
                                                Shares                       Shares
                                             Beneficially   Percent of    Beneficially     Percent of
Name of Beneficial Owner(1)                      Owned       Class(2)         Owned         Class(3)
---------------------------                  ------------   ----------    -------------    ----------
Donald J. Trump........................    15,403,840(4)     42.1%         1,000(5)           100.0%
Mark A. Brown..........................        11,000(6)         *                -                -
Robert M. Pickus.......................        32,000(7)         *                -                -
Francis X. McCarthy, Jr................        13,454(8)         *                -                -
Joseph A. Fusco........................        20,000(9)         *                -                -
Wallace B. Askins......................        5,500(10)         *                -                -
Peter M. Ryan..........................       12,500(11)         *                -                -
Don M. Thomas..........................        5,000(12)         *                -                -
Conseco, Inc. .........................    2,010,000(13)      9.1%                -                -
Dimensional Fund Advisors, Inc.........    1,862,000(14)      8.5%                -                -
Bay Harbour Management, L.C............    1,392,600(15)      6.3%                -                -
All Executive Officers and
Directors of THCR as a group,
without naming them (9 persons)........   15,536,287(16)     42.3%         1,000(5)           100.0%

-------------------------
* Represents less than 1.0%.

(1) Unless otherwise noted, the address of each beneficial owner is c/o Trump Hotels & Casino Resorts, Inc., Trump Tower, 725 Fifth Avenue, New York, NY 10022.

(2) Based on 22,010,027 shares of THCR's Common Stock issued and outstanding as of April 30, 2001. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to options, warrants, rights or conversion privileges are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage by any other person.

(3) Based on 1,000 shares of THCR's Class B Common Stock issued and outstanding as of April 30, 2001.

(4)  Consists of (i) 818,300 shares of Common Stock held directly by Mr. Trump,
     (ii) 150 shares of Common Stock held by Mr. Trump as custodian for his children, (iii) 500,000 shares of Common Stock issuable upon the exercise of options currently exercisable at an exercise price of $4.625 per share,
     (iv) 166,667 shares of Common Stock issuable upon the exercise of options currently exercisable at an exercise price of $2.625 per share, (v) 10,300,456 shares of Common Stock issuable upon the conversion of limited partnership interests of THCR Holdings held directly by Mr. Trump, (vi) 1,407,017 shares of Common Stock issuable upon the conversion of limited partnership interests of THCR Holdings held by TCI, an entity of which Mr. Trump owns 100.0%, (vii) 2,211,250 shares of Common Stock issuable upon the conversion of limited partnership interests of THCR Holdings held by TCI-II, an entity of which Mr. Trump owns 100.0%. Doe not include 333,333 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days from the date hereof.

(5) Consists of (i) 850 shares of Class B Common Stock held directly by Mr. Trump, (ii) 50 shares of Class B Common Stock held by TCI, an entity of which Mr. Trump owns 100.0%, and (iii) 100 shares held by TCI-II, an entity of which Mr. Trump owns 100.0%.

(6) Consists of (i) 3,000 shares of Common Stock and (ii) 8,000 shares of Common Stock issuable upon the exercise of options currently exercisable at an exercise price of $4.625 per share.

(7) Consists of (i) 2,000 shares of Common Stock and (ii) 30,000 shares of Common Stock issuable upon the exercise of options currently exercisable at an exercise price of $4.625 per share.

(8) Consists of (i) 3,454 shares of Common Stock held in Mr. McCarthy's 401K Plan and (ii) 10,000 shares of Common Stock issuable upon the exercise of options currently exercisable at an exercise price of $4.625 per share.

(9) Includes 20,000 shares of Common Stock issuable upon the exercise of options currently exercisable at an exercise price of $4.625 per share.

(10) Consists of (i) 3,000 shares of Common Stock and (ii) 2,500 shares of Common Stock issuable upon the exercise of options currently exercisable at an exercise price of $4.625 per share.

(11) Consists of (i) 10,000 shares of Common Stock and (ii) 2,500 shares of Common Stock issuable upon the exercise of options currently exercisable at an exercise price of $4.625 per share.

(12) Consists of (i) 2,500 shares of Common Stock and (ii) 2,500 shares of Common Stock issuable upon the exercise of options currently exercisable at an exercise price of $4.625 per share.

(13) 11825 North Pennsylvania Street, Carmel, Indiana 46032. These shares are beneficially owned by Bankers Life and Casualty Company, an insurance company, of which Conseco, Inc. is the parent holding company.

(14) 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Dimensional Fund Advisors Inc., a registered investment advisor ("Dimensional"), is deemed to beneficially own shares of THCR Common Stock held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(15) 777 South Harbour Island Boulevard, Suite 270, Tampa, Florida 33602. Bay Harbour Management, L.C. is an investment advisor formed under the laws of Florida ("Bay Harbour"), and claims beneficial ownership of these shares which it holds for the account of investment fund and managed accounts. Tower Investment Group, Inc. ("Tower") is the majority stockholder of Bay Harbour. Mr Steven A. Dyke is a stockholder and President of Tower. Mr. Douglas A. Teitelbaum is a stockholder of Tower.

(16) Consists of (i) 845,397 shares of Common Stock, 5,747 of which are held in certain Reporting Persons' 401K Plans, (ii) 772,167 shares of Common Stock issuable upon the exercise of options currently exercisable and (iii) 13,918,723 shares of Common Stock issuable upon the conversion of limited partnership interests of THCR Holdings.

     THCR Holdings. THCR Holdings is a limited partnership of which THCR is a 59.87743% general partner, Trump is a 27.06457% limited partner, THCR/LP is a 3.55096% limited partner, TCI is a 3.69695% limited partner and TCI-II is a 5.81009% limited partner. Trump owns 100.0% of each of TCI and TCI-II.

     THCR Funding. THCR Holdings beneficially owns 100.0% of the issued and outstanding common stock of THCR Funding.


Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) promulgated under the Exchange Act requires the directors and executive officers of THCR, as well as any person who becomes the beneficial owner of more than 10.0% of a registered class of the Company's equity securities (collectively, the "Reporting Persons"), to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and equity securities of the Company. The Reporting Persons are required to furnish the Company with all Section 16(a) forms they file.

         To THCR's knowledge, based solely upon its review of copies of such reports furnished to THCR by or on behalf of the Reporting Persons, all Section 16(a) filing requirements applicable to the Reporting Persons have been complied with during the fiscal year ended December 31, 2000.

                             EXECUTIVE COMPENSATION

         Summary Compensation Table. The following table sets forth information regarding compensation paid to or accrued by the Chief Executive Officer of THCR, and any person who served in such or similar capacity during the fiscal year ended December 31, 2000, and the four (4) most highly compensated executive officers of THCR, other than the Chief Executive Officer, who were serving as executive officers of the Company at the end of the last completed fiscal year and whose total annual salary and bonus during the last fiscal year exceeded $100,000 (collectively, the "Named Executive Officers") for each of the last three (3) completed fiscal years. Compensation accrued during one (1) year and paid in another is recorded under the year of accrual. All cash compensation paid to the Named Executive Officers in consideration for services rendered by such persons to THCR and its subsidiaries are paid by THCR Holdings in accordance with THCR Holdings' partnership agreement, dated June 12, 1995, as amended (the "THCR Holdings Partnership Agreement").

                                                  Annual Compensation                 Long-Term Compensation Awards
                                         ------------------------------------      ----------------------------------
                                                                                   Securities
                                                                                   Underlying         All Other
     Name and Principal Position         Year      Salary ($)       Bonus ($)       Options (#)(1)    Compensation ($)
     ---------------------------         ----      ----------       ---------       --------------    ----------------
Donald J. Trump.......................   2000       $1,250,000              -           500,000       $2,414,266(2)
-Chairman of the Board, President        1999        1,000,000              -                 -        2,648,000(2)
and Chief Executive Officer              1998        1,000,000              -           500,000          222,474(2)

Nicholas L. Ribis.....................   2000         $732,050              -                 -         $888,925(4)(5)(6)
-Former President and Chief Executive    1999        1,996,500       $480,000                 -            4,800(4)
Officer(3)                               1998        1,996,500              -           183,333            4,000(4)

Mark A. Brown.........................   2000         $807,657       $175,036                 -           $4,500(4)
-Chief Operating Officer                 1999          487,762     109,410(7)                 -            4,286(4)
                                         1998          436,323         75,000             8,000            4,286(4)

Robert M. Pickus......................   2000         $338,790              -                 -           $4,500(4)
-Executive Vice President, General       1999          324,653        $50,000                 -            4,800(4)
Counsel and Secretary                    1998          299,428              -            30,000            4,298(4)

Francis X. McCarthy, Jr...............   2000         $333,120              -                 -           $4,800(4)
-Executive Vice President of Corp. Fin.  1999          320,073              -                 -            4,800(4)
and Chief Financial Officer              1998          303,593              -            10,000            4,621(4)

Joseph A. Fusco.......................   2000         $335,639              -                 -           $4,800(4)
-Executive Vice President of Government  1999          324,510        $36,470                 -            4,800(4)
Relations and Regulatory Affairs         1998          296,343              -            20,000            4,800(4)

----------------------
(1) Options granted under THCR's 1995 Stock Plan (as defined herein). One-third of the options vest on the date of grant and on each of the first two anniversary dates of the date of grant. See "--1995 Stock Incentive Plan."

(2) The amount listed in 2000 and 1999 includes $2.306 million and $2.258 million, respectively, recorded pursuant to the Castle Services Agreement (as defined herein) in addition to reimbursement of expenses pursuant to the Trump Executive Agreement (as defined herein) among Mr. Trump, THCR and THCR Holdings. See "Employment Agreements, Termination of Employment and Change-in-Control Arrangements" and "Compensation Committee Interlocks and Insider Participation; Certain Related Party Transactions--Castle Associates."

(3) Mr. Ribis served as the President and Chief Executive Officer of THCR, and as an executive officer of certain subsidiaries of THCR, pursuant to a five-year employment agreement, dated June 12, 1995 (the "Ribis Employment Agreement"). On June 12, 2000, the Ribis Employment Agreement expired in accordance with its terms. See "Employment Agreements, Termination of Employment and Change-in-Control Arrangements."

(4) Represents vested and unvested contributions made by Plaza Associates, Taj Associates, Castle Associates and/or

     TCS to Trump Plaza Hotel and Casino Retirement Savings Plan, Trump Taj Mahal Retirement Savings Plan, Trump's Castle Hotel and Casino Retirement Savings Plan and Trump Casino Services Retirement Savings Plan, respectively. Funds accumulated for an employee under these plans consisting of a certain percentage of the employee's compensation plus the employer matching contributions equaling 50.0% of the participant's contributions, are retained until termination of employment, attainment of age 59-1/2 or financial hardship, at which time the employee may withdraw his or her vested funds.

(5) On June 12, 2000, the Ribis Employment Agreement expired in accordance with its terms. Loans which had been advanced to Mr. Ribis to satisfy personal income taxes were settled through the repurchase by THCR on June 12, 2000 of an aggregate of 69,229 shares of THCR Common Stock held by Mr. Ribis ("Ribis Treasury Stock") in consideration for approximately $2.938 per share, the closing sale price of the THCR Common Stock on June 12, 2000, for an aggregate purchase price of $203,360. The difference between the outstanding balance of the loans ($962,475) and the value of the Ribis Treasury Stock ($203,360) on the date of the repurchase was $759,115. Such amount was charged to the general and administrative expenses of THCR for its second quarter ended June 30, 2000, and is deemed to be income received by Mr. Ribis. See "Compensation Committee Interlocks and Insider Participation; Certain Related Transactions -- Other Relationships."

(6) Includes an aggregate payment of $125,010 paid to Mr. Ribis pursuant to a consulting agreement, effective as of July 1, 2000, between THCR and Mr. Ribis.

(7) In January 1999, Mr. Brown received a net bonus of $75,000 which resulted in a before tax bonus of $109,410.


     1995 Stock Incentive Plan. On June 5, 1995, the Board of Directors adopted the 1995 Stock Incentive Plan (the "1995 Stock Plan") which was subsequently approved by the then sole stockholder of the Company. Pursuant to 1995 Stock Plan, directors, employees and consultants of THCR and certain of its subsidiaries and affiliates who have been selected as participants are eligible to receive awards of various forms of equity-based incentive compensation, including stock options which are intended to qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as stock options not intended to so qualify ("NQSOs"), stock-appreciation rights ("SARs"), stock bonuses, restricted stock awards, performance units and phantom stock, and awards consisting of combinations of such incentives. In 1996, THCR obtained approval from its stockholders to increase the number of shares of THCR Common Stock authorized for issuance under the 1995 Stock Plan from 1.0 million to 4.0 million. The 1995 Stock Plan is administered by the Stock Incentive Plan Committee of the Board of Directors of THCR consisting of Messrs. Trump, Askins, Ryan and Thomas (the "Stock Incentive Plan Committee"). Subject to the provisions of the 1995 Stock Plan, the Stock Incentive Plan Committee has sole discretionary authority to interpret the 1995 Stock Plan and to determine the type of awards to grant, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of the award. Generally, options granted under the 1995 Stock Plan vest in one-third increments, the first being on the date of grant and on each of the first two anniversaries of the date of grant. As required by the Code, the exercise price per share of Common Stock underlying an ISO cannot be less than 100.0% of the fair market value of the Common Stock on the date of grant (or 110.0% in the case of an ISO granted to a Stockholder who beneficially owns more than 10.0% of the Company's outstanding voting securities) and options may not be exercisable for more than 10 years after the date of grant (or 5 years in the case of an ISO granted to a greater-than-10.0% Stockholder). See "Board of Directors and Committees of the Board of Directors; Committees; Stock Incentive Plan Committee."

     Option Grants in Fiscal 2000. The following table sets forth certain information with respect to options granted to the Named Executive Officers during the fiscal year ended December 31, 2000:

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                      -------------------------------------
                                Individual Grants

                                                    Percent of Total
                              Number of Securities    Options/SARs                                               Grant
                                   Underlying          Granted to                                                Date
                                  Options/SARs        Employees in    Exercise or Base                          Present
     Name                          Granted(#)         Fiscal Year       Price ($/Sh)      Expiration Date      Value ($)
     ----                          ----------         -----------       ------------      ---------------      ---------
Donald J. Trump
-Chairman of the Board,
 President and Chief Executive
 Officer                           500,000(1)            100.0%            $2.625       September 19, 2010    $600,388(2)


--------------------------------
(1) NQSO granted to Mr. Trump by the THCR Board of Directors on September 20, 2000. One-third of the options vest on the date of grant and on each of the first two anniversary dates of the date of grant, provided that with each installment, Mr. Trump's employment with THCR has not been terminated prior to the installment date.

(2) Represents a fair value of approximately $1.20 per option, estimated using the Black-Scholes option-pricing model based upon the weighted average market price at grant date of $2.625 and the following weighted average assumptions: risk-free interest rate of 6.0%, expected life of 7.0 years, volatility of 30.0% and a dividend yield of 0%.

     None of the Named Executive Officers exercised any stock options during the fiscal year ended December 31, 2000. The following table sets forth information concerning the fiscal year-end value of unexercised options provided on an aggregate basis.

                        FISCAL YEAR-END OPTION VALUES (1)

                                                                          Number of Securities
                                                                         Underlying Unexercised
                                                                     Options at Fiscal Year End (#)
Name                                                                    Exercisable/Unexercisable
----                                                                    -------------------------
Donald J. Trump....................................................     666,667       333,333
Mark A. Brown......................................................       8,000             0
Robert M. Pickus...................................................      30,000             0
Francis X. McCarthy, Jr............................................      10,000             0
Joseph A. Fusco....................................................      20,000             0

--------------------------------
(1) Based on a closing sale price of $1.875 per share of THC Common Stock on December 29, 2000, the last day of trading of the fiscal year ended December 31, 2000, all of the options reflected in the above table were "out-of-the-money" (i.e., the exercise prices of the options exceeded the fair market value of the underlying THCR Common Stock).

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

     Donald J. Trump. Mr. Trump serves as the Chairman of the Board of Directors
     ---------------
of THCR pursuant to an executive agreement dated as of June 12, 1995 (the "Trump Executive Agreement"), among Mr. Trump, THCR and THCR Holdings. In consideration for Mr. Trump's services under the Trump Executive Agreement, Trump received a salary of $1.0 million per year through June 30, 2000, plus reimbursement of expenses. Effective July 1, 2000, upon Mr. Trump's appointment as President and Chief Executive Officer of THCR, the fee was increased to $1.5 million per year. Pursuant to the terms of the Trump Executive Agreement, Mr. Trump provides to THCR and its subsidiaries, from time to time, when reasonably requested, marketing, advertising, professional and other similar and related services with respect to the operation and business of THCR. The Trump Executive Agreement continues in effect for a three-year rolling term until either Mr. Trump or THCR provides notice to the other of his or its election not to continue extending the term, in which case the term of the Trump Executive Agreement will terminate three years from the date such notice is given.

     Nicholas L. Ribis. Concurrent with the initial public offering of the
     -----------------
Company in June 1995, Mr. Ribis, THCR and THCR Holdings entered into the Ribis Employment Agreement pursuant to which Mr. Ribis served as President and Chief Executive Officer of THCR and Chief Executive Officer of THCR Holdings, and as an executive officer of certain of THCR Holdings' subsidiaries. The term of the Ribis Employment Agreement was five years. Pursuant to the Ribis Employment Agreement, Mr. Ribis' annual salary was $1,996,500, payable in equal parts by THCR, Plaza Associates, Taj Associates and Castle Associates. In the event Mr. Ribis' employment was terminated by THCR other than for "Cause," or if Mr. Ribis incurred a "Constructive termination without cause," Mr. Ribis was entitled to receive a severance payment equal to one year's base salary, and any granted phantom stock units and options would fully vest. The Ribis Employment Agreement defined "Cause" as (i) the revocation of Mr. Ribis' casino key employee license,
(ii) Mr. Ribis' conviction for certain crimes, (iii) Mr. Ribis' death or disability or (iv) Mr. Ribis' gross negligence or willful misconduct in carrying out his duties. "Constructive termination without cause" was defined in the Ribis Employment Agreement as the termination of Mr. Ribis' employment at his initiative following the occurrence of certain events, including (i) a reduction in compensation, (ii) the failure to elect Mr. Ribis as Chief Executive Officer of THCR, (iii) the failure to elect Mr. Ribis a director of THCR or (iv) a material diminution of Mr. Ribis' duties. The Ribis Employment Agreement also provided for up to an aggregate of $2.0 million of loans to Mr. Ribis to be used by him to pay his income tax liability in connection with stock options, phantom stock units and stock bonus awards, which loans would have been forgiven, including both principal and interest, in the event of a "Change of Control," defined as the occurrence of any of the following events: (i) any person (other than THCR Holdings, Trump or an affiliate of either) becoming a beneficial owner of 50.0% or more of the voting stock of THCR, (ii) the majority of the Board of Directors of THCR consisting of individuals that were not directors on June 12, 1995 (the "June 12 Directors"), provided, however, that any person who became a director subsequent to June 12, 1995, would have been considered a June 12 Director if his election or nomination had been supported by at least three-quarters of the June 12 Directors, (iii) the adoption and implementation by THCR of a plan of liquidation or (iv) if all or substantially all of the assets or business of THCR were disposed of in a sale or business combination in which stockholders of THCR would not beneficially own the same proportion of voting stock of the successor entity. The Ribis Employment Agreement also provided certain demand and piggyback registration rights for THCR Common Stock issued pursuant to the foregoing. Pursuant to the Ribis Employment Agreement, Mr. Ribis had agreed that upon termination of his employment other than for "Cause" or following a "Change of Control," he would not have engaged in any activity competitive with THCR for a period of up to one year.

     On June 12, 2000, the Ribis Employment Agreement expired in accordance with its terms. See "Executive Compensation" and "Compensation Committee Interlocks and Insider Participation; Certain Related Transactions--Other Relationships."

     Mark A. Brown. On January 4, 2000, Mr. Brown's employment agreement with
     -------------
Castle Associates, dated as of March 6, 1998, was amended and assigned to Taj Associates (the "Brown Employment Agreement"). The Brown Employment Agreement was to expire on January 2, 2003, and provided for annual compensation of $600,000, $650,000, and $700,000 during years 2000, 2001, and 2002, respectively. On August 4, 2000, the Brown Employment Agreement was amended, effective as of July 1, 2000 (the "Brown Amended Employment Agreement"), to confirm Mr. Brown's employment as President and Chief Executive Officer of each of Taj Associates, Plaza Associates, Castle Associates and Trump Indiana (collectively, the "Trump Entities"), subject to necessary licensing by the Indiana Gaming Commission. The Brown Amended Employment Agreement expires on July 31, 2003. During the term of the Brown Amended Employment Agreement, Mr. Brown is to receive an annual salary of (i) $1.0 million, effective as of July 1, 2000, (ii) $1.1 million, commencing on January 1, 2001, and (iii) $1.2 million, commencing on January 1, 2002. Upon

180 days notice prior to expiration, the Brown Amended Employment Agreement may be extended by the Trump Entities to July 31, 2005. If so extended, Mr. Brown is to receive an annual salary of (i) $1.3 million, commencing on August 1, 2003, and (ii) $1.4 million, commencing on August 1, 2004. Mr. Brown's employment may be terminated by the Trump Entities for "Cause," defined as (i) the revocation of Mr. Brown's casino key employee license, (ii) Mr. Brown's conviction for certain crimes, (iii) Mr. Brown's disability or death or (iv) Mr. Brown's breach of loyalty to the Trump Entities. Upon termination for "Cause," Mr. Brown is entitled to receive compensation earned as of the date of termination; provided, however, that if Mr. Brown's employment is terminated due to Mr. Brown's death or disability, Mr. Brown or his estate will be entitled to a lump sum severance payment equal to six months' compensation based on his then current salary. Mr. Brown may terminate the Brown Amended Employment Agreement at any time following a "Change of Control," effective on the 30th day after such notice, and Mr. Brown shall be entitled to receive a lump sum payment for the full amount of unpaid compensation for the full term of the Brown Amended Employment Agreement. "Change of Control" is defined as (i) the acquisition of (x) the Trump Entities or (y) more than 35.0% of THCR's Common Stock, or equivalent limited partnership interests of THCR Holdings, by an unrelated party or (ii) the sale or long-term lease of all or substantially all of the assets of Trump Entities. Also, in the event Mr. Brown is transferred to a position located outside of Atlantic City, New Jersey, Mr. Brown shall have the right to terminate his employment within seven days of the occurrence of such transfer and be entitled to receive a severance payment equal to three months' compensation based on his then current salary. During the term of the Brown Amended Employment Agreement, Mr. Brown has agreed not to obtain employment for or on behalf of any other casino hotel located in Atlantic City, New Jersey.

     Robert M. Pickus. On April 17, 2000, THCR, THCR Holdings and Trump AC
     ----------------
(collectively, the "Trump Companies") entered into an employment agreement with Mr. Pickus (the "Pickus Employment Agreement") pursuant to which Mr. Pickus serves as Executive Vice President and General Counsel of the Trump Companies and also served as the President of TCS before TCS was merged into Taj Associates effective December 31, 2000. The Pickus Employment Agreement, the term of which expires on April 16, 2003, if not extended, provides for annual compensation of not less than his current salary and a discretionary annual bonus. Mr. Pickus' employment may be terminated by the Trump Companies for "Cause," defined as (i) the revocation of Mr. Pickus' casino key employee license, (ii) Mr. Pickus' conviction for certain crimes, (iii) Mr. Pickus' disability or death or (iv) Mr. Pickus' breach of his duty to the Trump Companies. Upon termination for "Cause," Mr. Pickus will receive compensation earned as of the date of termination. Mr. Pickus may terminate the Pickus Employment Agreement at any time following a "Change of Control," effective on the 30th day after such notice, and Mr. Pickus shall be entitled to receive a lump sum payment for the full amount of unpaid compensation for the full term of the Pickus Employment Agreement. The Pickus Employment Agreement defines "Change of Control" as (i) the acquisition of (x) the Trump Companies or (y) more than 35.0% of THCR's Common Stock, or equivalent limited partnership interests of THCR Holdings, by an unrelated party or (ii) the sale or long-term lease of all or substantially all of the assets of the Trump Companies. During the term of the Pickus Employment Agreement, Mr. Pickus has agreed to devote his full time, attention and efforts to the Trump Companies, and not to accept employment, either as an employee, consultant or independent contractor, with any other casino hotel located in Atlantic City, New Jersey. Mr. Pickus has also agreed not to consult with or otherwise engage, either directly or indirectly, in any other activities of a business nature for any other person or entity without the Trump Companies' prior written consent.

     Francis X. McCarthy, Jr. On April 17, 2000, the Trump Companies entered
     -----------------------
into an employment agreement with Mr. McCarthy (the "McCarthy Employment Agreement") pursuant to which Mr. McCarthy serves as Executive Vice President of Corporate Finance of the Trump Companies. The McCarthy Employment Agreement, the term of which expires on April 16, 2003, if not extended, provides for annual compensation of not less than his current salary and a discretionary annual bonus. Employment may be terminated for "Cause," defined as (i) the revocation of Mr. McCarthy's casino key employee license, (ii) Mr. McCarthy's conviction for certain crimes, (iii) Mr. McCarthy's disability or death or (iv) the breach by Mr. McCarthy of his duty to the Trump Companies. Upon termination for "Cause," Mr. McCarthy will receive compensation earned as of the date of termination. Mr. McCarthy may terminate the McCarthy Employment Agreement at any time following a "Change of Control," effective on the 30th day after such notice and Mr. McCarthy shall be entitled to receive a lump sum payment of the full amount of the unpaid compensation for the full term of the McCarthy Employment Agreement. The McCarthy Employment Agreement defines "Change of Control" as (i) the acquisition of (x) the Trump Companies or (y) more than 35.0% of THCR's Common Stock, or equivalent limited partnership interests of THCR Holdings, by an unrelated party or (ii) the sale or long-term lease of all or substantially all of the assets of the Trump Companies. During the term of the McCarthy Employment Agreement, Mr. McCarthy has agreed to devote his full time, attention and efforts to the Trump Companies, and not to accept employment, either as an employee, consultant or independent contractor, with any other casino hotel located in Atlantic City, New Jersey. Mr. McCarthy has also agreed not to consult with or otherwise engage, either directly or indirectly, in any other activities of a business nature for any other person or entity without the Trump Companies' prior written consent.

     Joseph A. Fusco. On April 17, 2000, the Trump Companies entered into an
     ---------------
employment agreement with Mr. Fusco (the "Fusco Employment Agreement") pursuant to which Mr. Fusco serves as Executive Vice President of Government Relations and Regulatory Affairs of the Trump Companies. The Fusco Employment Agreement, the term of which expires on April 16, 2003, if not extended, provides for annual compensation of not less than his current salary and a discretionary annual bonus. Employment may be terminated for "Cause," defined as (i) the revocation of Mr. Fusco's casino key employee license, (ii) Mr. Fusco's conviction for certain crimes, (iii) Mr. Fusco's disability or death or (iv) the breach by Mr. Fusco of his duty to the Trump Companies. Upon termination for "Cause," Mr. Fusco will receive compensation earned as of the date of termination. Mr. Fusco may terminate the Fusco Employment Agreement at any time following a "Change of Control," effective on the 30th day after such notice and Mr. Fusco shall be entitled to receive a lump sum payment of the full amount of the unpaid compensation for the full term of the Fusco Employment Agreement. The Fusco Employment Agreement defines "Change of Control" as (i) the acquisition of
(x) the Trump Companies or (y) more than 35.0% of THCR's Common Stock, or equivalent limited partnership interests of THCR Holdings, by an unrelated party or (ii) the sale or long-term lease of all or substantially all of the assets of the Trump Companies. During the term of the Fusco Employment Agreement, Mr. Fusco has agreed to devote his full time, attention and efforts to the Trump Companies, and not to accept employment, either as an employee, consultant or independent contractor, with any other casino hotel located in Atlantic City, New Jersey. Mr. Fusco has also agreed not to consult with or otherwise engage, either directly or indirectly, in any other activities of a business nature for any other person or entity without the Trump Companies' prior written consent.


Board of Directors and Committees of the Board of Directors

       General. The Board of Directors met ten (10) times during 2000. During 2000, none of the Directors attended fewer than 75.0% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such individuals served.

       Compensation of Directors. Mr. Trump, the Chairman of the Board of Directors, President and Chief Executive Officer of THCR, received no remuneration for serving on the Board of Directors of THCR for the fiscal year ended December 31, 2000. Directors of THCR who are also employees or consultants of THCR and its affiliates receive no Directors' fees. Non-employee Directors are paid an annual stipend of $50,000, plus $2,000 per meeting attended and reasonable out-of-pocket expenses incurred in attending such meetings, provided that Directors currently serving on the Board of Directors of Trump AC Funding or Trump AC Holding receive no additional compensation. All such fees are paid by THCR Holdings in accordance with the THCR Holdings Partnership Agreement.

       Committees. THCR has the following committees: (i) Executive Committee,
(ii) Audit Committee, (iii) Special Committee, (iv) Stock Incentive Plan Committee and (v) Compensation Committee. The Company does not have a Nominating Committee. Below is a brief description of the duties and responsibilities of each of the foregoing committees and the names of the Directors comprising each committee:

          Executive Committee: Mr. Trump is currently the sole member of the
          -------------------
Executive Committee. The Executive Committee has and exercises all of the powers of the Board of Directors in the management of the business and affairs of the Company, subject to any restrictions or limitations as the Board of Directors may from time to time specify or as limited by the Delaware General Corporation Law. At various times during 2000, Mr. Trump reviewed matters on behalf of the Executive Committee.

          Audit Committee: The current members of the Audit Committee are
          ---------------
Messrs. Askins, Ryan and Thomas, each of whom is an "independent director" of the Company, as that term is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards. The Audit Committee provides assistance to the Board of Directors with respect to corporate accounting, reporting practices of the Company and the quality and integrity of the financial reports of the Company. The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and oversees audits and investigations of the business and financial affairs of the Company, including, without limitation, any audits or investigations which may be required by any governmental regulatory authority. The Audit Committee met six
(6) times during 2000. See "Audit Committee Report."

          Special Committee: The current members of the Special Committee are
          -----------------
Messrs. Askins, Ryan and Thomas. The Special Committee reviews matters relating to transactions with affiliates of the Company, and other matters as required pursuant to the (i) THCR Holdings Partnership Agreement, (ii) indenture under which the 15-1/2% Senior Secured Notes due 2005 of THCR Holdings and THCR Funding were issued, as amended (the "Senior Note Indenture"), (iii) indenture under which the 11-1/4% First Mortgage Notes due 2006 of Trump AC and Trump AC Funding were issued (the "Trump AC Mortgage Note Indenture"), (iv) indenture under which the 11-1/4% First Mortgage Notes due 2006 of Trump AC and Funding II were issued (the "Funding II Mortgage Note Indenture") and (v) indenture under which the 11-1/4% First Mortgage Notes due 2006 of Trump AC and Funding III were issued (the "Funding III Mortgage Note Indenture"). The Special Committee met once during 2000.

          Stock Incentive Plan Committee: The current members of the Stock
          ------------------------------
Incentive Plan Committee are Messrs. Trump, Askins, Ryan and Thomas. The Stock Incentive Plan Committee is the committee responsible for administering the 1995 Stock Plan, and has the authority to grant awards to individuals pursuant to the 1995 Stock Plan, to determine the number of awards to be so granted, the term of such awards, any vesting requirements and any other administrative determinations required in connection therewith. The Stock Incentive Plan Committee met once during 2000. See "Executive Compensation--1995 Stock Incentive Plan" and "Compensation Committee and Stock Incentive Plan Committee Report on Executive Compensation."

          Compensation Committee: The current members of the Compensation
          ----------------------
Committee are Messrs. Trump, Askins and Thomas. The Compensation Committee provides assistance to the Board of Directors to ensure that the Company's officers, key executives and Directors are compensated in accordance with the Company's total compensation objectives and executive compensation policies, strategies and pay levels necessary to support organizational objectives. The Compensation Committee met once during 2000. See "Compensation Committee and Stock Incentive Plan Committee on Executive Compensation" and "Compensation Committee Interlocks and Insider Participation."


Compensation Committee and Stock Incentive Plan Committee Report on Executive Compensation

       General. The Stock Incentive Plan Committee was formed in June 1995, and the Compensation Committee was formed in August 1995. Set forth below is a description of the policies and practices that the Compensation Committee implements with respect to compensation determinations.

       Compensation Philosophy. The Company's compensation program is designed to attract, reward and retain highly qualified executives and to encourage the achievement of business objectives and superior corporate performance. The program ensures the Board of Directors and Stockholders that (i) the achievement of the overall goals and objectives of the Company can be supported by adopting an appropriate executive compensation policy and implementing it through an effective total compensation program and (ii) the total compensation program and practices of the Company are designed with full consideration of all accounting, tax, securities law and other regulatory requirements and are of the highest quality.

       The Company's executive compensation program consists of two key elements: (i) an annual compensation component composed of base salary and bonus and (ii) a long-term compensation component composed of equity-based awards pursuant to the 1995 Stock Plan.

       Annual Compensation. The Compensation Committee will generally target annual salary and bonus levels to be competitive with other similarly sized entities in the casino entertainment industry. Base salaries will be determined by evaluating the responsibilities associated with the position being evaluated and the individual's overall level of experience. Annual salary adjustments will be determined by giving consideration to the Company's performance and the individual's contribution to that performance.

       Bonuses are based on the Compensation Committee's assessment of the Company's performance and an individual's contribution to that performance. Corporate performance is measured by various quantitative and qualitative factors. The primary quantitative factors that will be reviewed by the Compensation Committee include such performance measures as net income and return on average common stockholders' equity, both as absolute measures and relative to previous years. Significant qualitative factors that will be evaluated by the Compensation Committee include the Company's performance in relation to industry performance, progress toward achievement of the Company's long-term business goals, the quality of the Company's earnings and the overall business and economic environment. The Compensation Committee believes that, in accordance with its exercise of sound business judgment, the determination of annual salary and bonus levels is inherently subjective and must include a review of all relevant information, with no predetermined weight given to any of the factors considered.

       All of the Company's executive officers are currently under employment contracts. The annual salary for these individuals is set by the terms of their employment contracts and any increases in annual salary are determined in the discretion of the Compensation Committee. See "Employment Agreements, Termination of Employment and Change-in- Control Arrangements."

       CEO Compensation. Mr. Trump is compensated pursuant to the terms of the Trump Executive Agreement. In consideration for Mr. Trump's services rendered pursuant to the Trump Executive Agreement, Trump received a salary of $1.0 million per year through June 30, 2000, plus reimbursement of expenses. Effective July 1, 2000, upon Mr. Trump's appointment as President and Chief Executive Officer of THCR, the fee was increased to $1.5 million per year. Pursuant to the terms of the Trump Executive Agreement, Mr. Trump provides to THCR and its subsidiaries, from time to time, when reasonably requested, marketing, advertising, professional and other similar and related services with respect to the operation and business of THCR. On September 20, 2000, the Board of Directors granted to Mr. Trump options to acquire 500,000 shares of Common Stock at a purchase price of $2.625 per share. One-third of the options vested on the date of grant, and one-third of the options will vest on each of the first two anniversary dates of the date of grant, provided that with each installment, Mr. Trump's employment with THCR has not been terminated prior to the installment date. See "Executive Compensation" and "Employment Agreements, Termination of Employment and Change-in-Control Arrangements."

       Long-Term Compensation. In order to align stockholder and executive officer interests, the long-term component of the Company's executive compensation program utilizes equity-based awards whose value is directly related to the value of the Common Stock. These equity-based awards will be granted by the Stock Incentive Plan Committee pursuant to the 1995 Stock Plan. Individuals to whom equity-based awards are to be granted and the amount of Common Stock related to equity-based awards will be determined solely at the discretion of the Stock Incentive Plan Committee. Because individual equity-based award levels will be based on a subjective evaluation of each individual's overall past and expected future contribution, no specific formula is used to determine such awards for any executive.

       Tax Deductibility of Executive Compensation. Section 162(m) of the Code limits the tax deductibility of compensation in excess of $1.0 million paid to certain members of senior management, unless the payments are made under a performance-based plan as defined in Section 162(m) of the Code. The 1995 Stock Plan is designed to allow for the grant of equity-based awards that are performance-based and therefore exempt from the application of Section 162(m) of the Code. While the Compensation Committee considers the deductibility of senior management compensation in making its decisions, it also believes it is important to maintain the flexibility to take actions it considers to be in the best interests of the Company and the stockholders, which may be based on considerations in addition to Section 162(m) of the Code.

       Compensation Committee                   Stock Incentive Plan Committee

       Donald J. Trump                          Donald J. Trump
       Wallace B. Askins                        Wallace B. Askins
       Don M. Thomas                            Don M. Thomas
                                                Peter M. Ryan

                             AUDIT COMMITTEE REPORT

       The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this Report by reference therein.

To the Board of Directors of Trump Hotels & Casino Resorts, Inc.:

       The Audit Committee is appointed by the Board of Directors and consists of three (3) independent directors. As required by the Audit Committee's Charter, a copy of which is attached to this Proxy Statement as Appendix A, each member of the Audit Committee meets the independent standards set forth in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards. In 2000, the Audit Committee met six (6) times.

       Management of the Company is responsible for the Company's internal controls and the financial reporting process. Arthur Andersen LLP, the independent auditing firm of the Company, is responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards (GAAS) and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

       The Audit Committee has reviewed and discussed with management of the Company and Arthur Andersen LLP the audited financial statements of the Company as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 (the "Audited Financial Statements"). In addition, we have discussed with Arthur Andersen LLP the matters required by the Codification of Statements on Auditing Standards No. 61.

       The Audit Committee also has received and reviewed the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1, and we have discussed with management of the Company and Arthur Andersen LLP such other matters and received such assurances from them as we deemed appropriate.

       The Audit Committee has considered whether the provision of the services by Arthur Andersen LLP described in this Proxy Statement under the captions "Financial Information System Design and Implementation Fees" and "All Other Fees" is compatible with maintaining the independence of Arthur Andersen LLP.

       Based on the foregoing review and discussions and a review of the report of Arthur Andersen LLP with respect to the Audited Financial Statements, and relying thereon, we have recommended to the Company's Board of Directors the inclusion of the Audited Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                                                 Audit Committee

                                                 Wallace B. Askins
                                                 Don M. Thomas
                                                 Peter M. Ryan


Fiscal 2000 Audit Firm Fees Summary

       During the fiscal year ended December 31, 2000, the Company incurred the following fees for services rendered by Arthur Andersen LLP:

       AUDIT FEES. Arthur Andersen LLP billed the Company and its affiliates an aggregate of $542,680 in fees for professional services rendered in connection with the audit of the Company's and its affiliates' financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company's and its affiliates' Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2000.

       FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. Arthur Andersen LLP did not provide the Company or its affiliates with any professional services in connection with the design and implementation of financial information systems during the fiscal year ended December 31, 2000.

       ALL OTHER FEES. Arthur Andersen LLP billed the Company and its affiliates an aggregate of $807,470 in fees for other services rendered by Arthur Andersen LLP to the Company and its affiliates for the fiscal year ended December 31, 2000, primarily related to (i) Tax Compliance and Consulting, (ii) Valuation Services and (iii) Employee Pension Plans and Medical Benefits Consulting.



Comparative Stock Price Performance Graph

       The graph and chart below compare the yearly change in the cumulative total stockholder return on the Company's Common Stock during the five years ended December 31, 2000 with the Standard & Poor's ("S&P") 500 Index and the Dow Jones Entertainment & Leisure-Casinos Index. The graph and chart is based on an initial investment of $100 on December 31, 1995 in each of the Common Stock and the foregoing indices and assumes the reinvestment of dividends.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          AMONG TRUMP HOTELS & CASINO RESORTS, INC., THE S&P 500 INDEX
                         AND THE DOW JONES CASINOS INDEX

          [EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC]


                   Trump Hotels &                                   Dow Jones
       Year   Casino Resorts, Inc.       S&P 500 Index          Casinos Index

       1995                $100.00             $100.00               $100.00
       1996                 $55.81             $122.96               $103.21
       1997                 $31.10             $163.98                $93.85
       1998                 $17.44             $210.84                $67.15
       1999                 $15.70             $255.22               $103.37
       2000                  $8.72             $231.98               $113.02



                                                                 Cumulative Total Return ($)
                                             ------------------------------------------------------------------
                                              12/95      12/96       12/97       12/98       12/99        12/00
                                              -----      -----       -----       -----       -----        -----
TRUMP HOTELS & CASINO RESORTS, INC.....      100.00      55.81       31.10       17.44       15.70         8.72
S&P 500 INDEX..........................      100.00     122.96      163.98      210.84      255.22       231.98
DOW JONES CASINOS INDEX................      100.00     103.21       93.85       67.15      103.37       113.02

Compensation Committee Interlocks and Insider Participation

     In general, the compensation of executive officers of THCR is determined by the Compensation Committee of the THCR Board of Directors, which currently consists of Messrs. Trump, Askins and Thomas. During the fiscal year ended December 31, 2000, Mr. Ribis also served on the Compensation Committee of the Board of Directors prior to the termination of the Ribis Employment Agreement on June 12, 2000 in accordance with its terms. No officer or employee of THCR, other than Mr. Trump who serves on the Board of Directors, participated in the deliberations of the Board of Directors concerning executive compensation. See "Board of Directors and Committee of the Board of Directors; Committees; Compensation Committee."

     Certain Related Party Transactions--THCR. In July 1995, THCR entered into a ten-year lease agreement with The Trump-Equitable Fifth Avenue Company, a corporation wholly owned by Mr. Trump (the "Trump-Equitable Company") pursuant to which THCR leased office space in the Trump Tower located in midtown New York City for general, executive and administrative purposes (the "THCR Trump Tower Lease Agreement"). For the initial five-year period, commencing July 1, 1995 to June 30, 2000, the fixed rent was $115,500 per year, payable in equal monthly installments. For the remaining five-year period, commencing July 1, 2000 to June 30, 2005, the fixed rent was $129,250 per year, payable in equal monthly installments. In addition, the THCR Trump Tower Lease Agreement required THCR to pay as additional rent, among other things, a portion of the property taxes due each year. THCR had the option to terminate the THCR Trump Tower Lease Agreement upon 90 days' prior written notice and the payment of $32,313. In March 2000, the THCR Trump Tower Lease Agreement was terminated, and THCR moved into the office space in Trump Tower which had been previously occupied by Taj Associates pursuant to a three-year lease agreement with Trump-Equitable Company (the "Taj Mahal Trump Tower Lease"). See "--Certain Related Party Transactions--Taj Associates."

     During the fiscal quarter ended September 30, 1998, THCR Holdings advanced a loan to Mr. Trump in the principal amount of $11.0 million. On October 19, 1998, THCR Holdings advanced a loan to Trump in the principal amount of $13.5 million (the "October 1998 Loan"). The October 1998 Loan was offset in its entirety when Trump advanced $13.5 million to THCR Enterprises, LLC, which then purchased Trump's indebtedness to Donaldson Lufkin & Jenrette Securities Corporation. All of such indebtedness by Trump was payable on May 17, 2000 and secured by a pledge of Mr. Trump's (i) shares of THCR Class B Common Stock, (ii) limited partnership interests in THCR Holdings and (iii) 250,000 shares of THCR Common Stock, as well as a pledge by TCI and TCI-II of their shares of THCR Class B Common Stock and their limited partnership interests in THCR Holdings. On April 27, 2000, prior to the maturity date, Mr. Trump repaid the outstanding principal balance of approximately $24.5 million, including interest.

     Beginning in late 1997, THCR's Atlantic City casino properties (the "Trump Atlantic City Properties") began utilizing certain facilities owned by Mr. Trump to entertain high-end customers. Management believes that the ability to utilize these facilities has enhanced THCR revenues. In 1998, 1999 and 2000, THCR incurred approximately $1.1 million, $2.2 million and $0.6 million, respectively, in customer costs associated with such utilization. In exchange for having Trump's airplane available to customers of the Trump Atlantic City Properties, THCR incurred pilot costs of approximately $246,000, $298,000 and $186,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

     Certain Related Party Transactions--Taj Associates. In September 1992, Taj Associates entered into the Taj Mahal Trump Tower Lease with Trump-Equitable Company for the lease of office space in Trump Tower. The monthly payments under the Taj Mahal Trump Tower Lease had been $1,000, and the premises were leased at such rent for four months in 1992, the full 12 months in each of 1993 and 1994, and eight months in 1995. On September 1, 1995, the Taj Mahal Trump Tower Lease was renewed for an additional term of five years with an option for Taj Associates to terminate the Taj Mahal Trump Tower Lease on September 1st of each year, upon six months' prior written notice and payment of six months' rent. Under the renewed Taj Mahal Trump Tower Lease, the monthly payments were $2,285. In March 2000, THCR assumed the Taj Mahal Trump Tower Lease and moved to this office space from its previous location in Trump Tower. See "--Certain Related Party Transactions--THCR."

     Certain Related Party Transactions--Castle Associates. On December 28, 1993, Castle Associates entered into a services agreement with TCI-II, an entity of which Mr. Trump owns 100.0% (the "Castle Services Agreement"). In general, the Castle Services Agreement obligates TCI-II to provide to Castle Associates, from time-to-time when reasonably requested, consulting services on a non-exclusive basis, relating to marketing, advertising, promotional and other services with respect to the business and operations of Castle Associates, in exchange for certain fees to be paid only in those years in which EBITDA (EBITDA represents income from operations before depreciation, amortization, restructuring costs and the non-cash write-down of CRDA investments) exceeds prescribed amounts. See "Executive Compensation."

     In consideration for the services rendered by TCI-II pursuant to the Castle Services Agreement, Castle Associates is obligated to pay an annual fee (which is identical to the fee which was payable under the previously existing management agreement) to TCI-II in the amount of $1.5 million for each year in which EBITDA exceeds the following amounts for the years indicated: (i) 1993--$40.5 million; (ii) 1994--$45.0 million; and (iii) 1995 and thereafter--$50.0 million. If EBITDA in any fiscal year does not exceed the applicable amount, no annual fee is due. In addition, if the annual fee is attained, TCI-II is entitled to receive an incentive fee, beginning with the fiscal year ending December 31, 1994, in an amount equal to 10.0% of EBITDA in excess of $45.0 million for such fiscal year. Castle Associates is also required to advance to TCI-II $125,000 per month which will be applied toward the annual fee, provided, however, that no advances will be made during any year if and for so long as the Managing Partner (defined in the Castle Services Agreement as Trump) determines, in his good faith reasonable judgment, that Castle Associates' budget and year-to-date performance indicate that the minimum EBITDA levels (as specified above) for such year will not be met. If for any year during which annual fee advances have been made it is determined that the annual fee was not earned, TCI-II will be obligated to promptly repay any amounts previously advanced. For purposes of calculating EBITDA under the Castle Services Agreement, any incentive fees paid in respect of 1994 or thereafter shall not be deducted in determining net income. Pursuant to the Castle Services Agreement, Trump earned approximately $2.258 million and $2.306 million based on Castle Associates' EBITDA for the years ended December 31, 1999 and 2000, respectively. During the fiscal year ended December 31, 1998, no fees were payable by Castle Associates under the Castle Services Agreement. The Castle Services Agreement expires on December 31, 2005. See "Executive Compensation."

     Other Relationships. The Commission requires registrants to disclose the existence of any other corporation in which both (i) an executive officer of the registrant serves on the board of directors and/or compensation committee and
(ii) a director of the registrant serves as an executive officer. Messrs. Pickus and Burke, executive officers of THCR, have served on the boards of directors of other entities in which members of the THCR Board of Directors (namely, Mr. Trump) served and continue to serve as executive officers. Management believes that such relationships have not affected the compensation decisions made by the THCR Board of Directors in the last fiscal year.

     On June 12, 2000, the Ribis Employment Agreement expired in accordance with its terms. Loans which had been advanced to Mr. Ribis to satisfy personal income tax were settled through the repurchase by THCR of an aggregate amount of 69,229 shares of THCR Common Stock held by Mr. Ribis for a purchase price of approximately $2.938 per share, or an aggregate purchase price of $203,360. See "Executive Compensation."

     An additional loan advanced by THCR to Mr. Ribis of approximately $1.9 million, comprised of a principal amount of $1.5 million and accrued interest of approximately $0.4 million, was extended on June 13, 2000. The loan bears interest at the J.P. Morgan Chase Bank prime rate, which was 9.5% at the fiscal year ended December 31, 2000, and is due no later than July 11, 2001. On July 19, 2000, Mr. Ribis repaid an amount of approximately $0.5 million, and on February 2, 2001, Mr. Ribis repaid an additional amount of approximately $0.7 million. The remaining principal balance of approximately $0.8 million is payable no later than July 11, 2001.

     Mr. Ribis also served on the Board of Directors of Realty Corp. which prior to April 17, 1996, leased certain real property to Taj Associates, of which Trump is an executive officer. Trump, however, does not receive any compensation for serving as an executive officer of Realty Corp.

     Tompkins, McGuire, Wachenfeld & Barry, a law firm of which Mr. Trump's brother-in-law, John Barry, had been a partner, received an aggregate amount of $0.4 million during the fiscal year ended December 31, 2000 in consideration for legal services rendered. Mr. Barry passed away in 2000.


Certain Relationships and Related Transactions

       Affiliate party transactions are governed by the provisions of the Senior
Note Indenture, the TAC I Note Indenture, the TAC II Note Indenture and the TAC III Note Indenture, which provisions generally require that such transactions be on terms as favorable as would be obtainable from an unaffiliated party, and require the approval of a majority of the independent directors of THCR for certain affiliated transactions. Affiliated transactions with respect to Castle Associates are governed by the indentures under which debt securities of Castle Associates and Castle Funding were issued.

       Trump and certain affiliates have engaged in certain related party transactions with respect to THCR and its subsidiaries. See "Executive Compensation; Compensation Committee Interlocks and Insider Participation; Certain Related Party Transactions--THCR," "--Taj Associates," "--Castle Associates" and "--Other Relationships."

       Indemnification Agreements. In addition to the indemnification provisions in THCR's and its subsidiaries' employment agreements with its officers (see "Employment Agreements, Termination of Employment and Change-in-Control Arrangements"), certain former and current directors of Plaza Funding have entered into separate indemnification agreements in May 1992 and June 1993 with Plaza Associates pursuant to which such persons are afforded the full benefits of the indemnification provisions of the partnership agreement governing Plaza Associates. Plaza Associates also entered into an indemnification trust agreement in November 1992 with Midlantic (the "Indemnification Trustee") pursuant to which the sum of $100,000 was deposited by Plaza Associates with the Indemnification Trustee for the benefit of the directors of Plaza Funding and certain former directors of Trump Plaza GP to provide a source for indemnification for such persons if Plaza Associates, Plaza Funding or Trump Plaza GP, as the case may be, fails to immediately honor a demand for indemnification by such persons. The indemnification agreements with the directors of Plaza Funding and directors of Trump Plaza GP were amended in June 1993 to provide, among other things, that Plaza Associates would (i) not terminate, amend or modify certain agreements in a manner which may adversely affect the rights or interests of such directors unless an additional sum of $600,000 was first deposited with the Indemnification Trustee, and (ii) maintain directors' and officers' insurance covering such persons during the ten-year term (subject to extension) of the indemnification agreements; provided, however, that if such insurance would not be available on a commercially practicable basis, Plaza Associates could, in lieu of obtaining such insurance, annually deposit an amount in a trust fund equal to $500,000 for the benefit of such directors; provided further, that deposits relating to the failure to obtain such insurance shall not exceed $2.5 million. Such directors are covered by directors' and officers' insurance maintained by Plaza Associates. In June 1993, an additional sum of $600,000 was deposited with the Indemnification Trustee for the benefit of the directors of Plaza Funding and certain former directors of Trump Plaza GP.

       In connection with THCR's acquisition of the Trump Taj Mahal Casino Resort in 1996, Trump AC has agreed to provide to the former officers and directors of THCR Holding Corp. and THCR/LP (the "Taj Indemnified Parties"), including Messrs. Pickus and Burke, indemnification as provided in the THCR's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws until April 17, 2002. In addition, THCR has agreed, and agreed to cause THCR Holding Corp. and THCR/LP to agree, that until April 17, 2002, unless otherwise required by law, the Certificate of Incorporation and Bylaws of THCR Holding Corp. and THCR/LP shall not be amended, repealed or modified to reduce or limit the rights of indemnity afforded to the former directors, officers and employees of THCR Holding Corp. and THCR/LP or the ability of THCR Holding Corp. or THCR/LP to indemnify such persons, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify. In addition, Trump AC has also agreed to purchase and maintain in effect, until April 17, 2002, directors' and officers' liability insurance policies covering the Taj Indemnified Parties on terms no less favorable than the terms of the then current insurance policies' coverage or, if such directors' and officers' liability insurance is unavailable for an amount no greater than 150.0% of the premium paid by THCR Holding Corp. (on an annualized basis) for directors' and officers' liability insurance during the period from January 1, 1996, to April 17, 1996, Trump AC has agreed to obtain as much insurance as can be obtained for a premium not in excess (on an annualized basis) of such amount.

       In March 2000, the Board of Directors of THCR authorized and directed THCR to cause Taj Associates, Plaza Associates, Castle Associates and Trump Indiana (collectively, the "Indemnitors") to enter into indemnification agreements with each of the Directors of THCR in connection with the performance of their duties as Directors (the "Indemnification Agreements"). Pursuant to the Indemnification Agreements, the Indemnitors have agreed to indemnify and advance expenses on behalf of each of the Directors as described below to the fullest extent permitted by applicable law. The Indemnification Agreements serve as a supplement to any indemnification rights contained in (i) the certificate or Bylaws of the Company, (ii) the provisions of the partnership agreement or certificate and Bylaws of each of the Indemnitors and (iii) the certificate or Bylaws or partnership agreement of any other enterprise. The Indemnification Agreements provide for indemnification in the case of (i) third-party proceedings, (ii) proceedings by or in the right of the Company, (iii) indemnification where the third party is either wholly or partly successful and
(iv) certain other additional cases. However, in all cases certain conditions must be met before the Indemnitors are responsible for indemnification.

                                  PROPOSAL TWO

                      RATIFICATION OF INDEPENDENT AUDITORS

       The Board of Directors has, upon the recommendation of the Audit Committee and subject to ratification by the Stockholders, appointed Arthur Andersen LLP as independent certified public accountants to report on the consolidated financial statements of the Company for the fiscal year ending December 31, 2001 and to perform such other services as may be required of Arthur Andersen LLP. Although Stockholder ratification of the Board of Directors' selection is not required, the Board of Directors considers it desirable for the Stockholders to pass upon the selection of the independent auditors. If the Stockholders disapprove of the selection of Arthur Andersen LLP as independent auditors, the Board of Directors will consider the selection of other independent certified public accountants. One or more representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 2001. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.


                   STOCKHOLDER PROPOSALS - 2002 ANNUAL MEETING

       Any proposals of Stockholders of the Company intended to be included in the Company's proxy statement and form of proxy relating to the Company's 2002 annual meeting of Stockholders must be in writing and received by the Secretary of the Company at the Company's executive office located at Huron Avenue and Brigantine Boulevard, Atlantic City, New Jersey 08401 no later than March 14, 2002. In the event that the 2002 annual meeting of Stockholders is called for a date that is not within 30 days before or after June 12, 2002 in order to be timely, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first.

       Any stockholder interested in making a proposal is referred to Article II, Section 11 of the Company's Amended and Restated Bylaws.


                                  OTHER MATTERS

       Management does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to take such action as is in the best interests of the Company and the Stockholders.

                               PROXY SOLICITATION

       The entire cost of soliciting proxies from the Stockholders will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegram by Directors, officers or regular employees of the Company, who will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. The Company has retained MacKenzie Partners, Inc., a proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $7,500 plus reimbursement of reasonable out-of-pocket expenses, which are not expected to exceed $7,500. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, in which case the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

       The Company will provide to any Stockholder of record and beneficial owners as of the Record Date, without charge, upon written request to its Secretary at Huron Avenue and Brigantine Boulevard, Atlantic City, New Jersey 08401, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                       By Order of the Board of Directors,

                                       /s/ ROBERT M. PICKUS
                                       -----------------------------------
                                       Robert M. Pickus
                                       Secretary

                                                                      APPENDIX A
                                                                      ----------

                             AUDIT COMMITTEE CHARTER
                                       OF
                       TRUMP HOTELS & CASINO RESORTS, INC.

Organization

               There shall be an Audit Committee of the Board of Directors
(the "Board of Directors") of Trump Hotels & Casino Resorts, Inc. (the "Company") composed of three or more directors, as the Board of Directors may determine from time to time, each of whom shall be financially literate and shall otherwise comply with the independence requirements of the New York Stock Exchange, Inc. In addition, at least one member of the Audit Committee must have accounting or related financial management expertise and one of the members of the Audit Committee shall be elected Committee Chairman by the Board of Directors.

Statement of Policy

               The Audit Committee shall assist the Board of Directors in fulfilling its responsibility relating to the Company's accounting, reporting practices, and the quality and integrity of its financial reports. The Audit Committee shall endeavor to maintain free and open communication between the Board of Directors, the independent auditors, the internal auditors, and the financial management.

               The Audit Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for shareholder approval in the Company's proxy statement).

               The Committee should have a clear understanding with the independent auditors that the independent auditors must maintain an open and transparent relationship with the Committee and that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee.

Responsibilities

               The Audit Committee's policies and procedures should remain flexible in order to best react to changing conditions and to help ensure that the Company's accounting and reporting practices accord with all requirements and are of the highest quality.

               In carrying out its responsibilities, the Audit Committee shall:

               o Meet at least four times a year, or more often if circumstances so require.

               o Inquire as to the independence of the independent auditors and obtain from the independent auditors, on a periodic basis, a formal written statement delineating all relationships between the independent auditors and the Company, including without limitation any management consulting and other arrangements in which such auditors receive fees from the Company or one of its subsidiaries. In addition, the Audit Committee shall review the extent of non-audit services provided by the independent auditors in relation to the objectivity needed in the independent audit and recommend that the Board of Directors take appropriate action in response to the independent auditors' written statement to satisfy the Board of Directors as to the independent auditors' independence.

               o Review and recommend to the Board of Directors the independent auditors to be selected to audit the financial statements.

               o Meet with the independent auditors and the financial management to review the scope of the audit proposed for the current year and the audit procedures to be utilized, and at its conclusion review the audit with the Audit Committee. Upon completion of the audit and following each interim review of the Company's financial statements, the Audit Committee should also discuss with the independent auditors all matters required to be communicated to the Audit Committee under generally accepted auditing standards, including the judgments of the independent auditors with respect to the quality, not just the acceptability, of the Company's accounting principles and underlying estimates in the financial statements, and should discuss with the independent auditors any serious disputes with management that occurred during the performance of the audit.

               o Review with the independent auditors, the internal auditor, and the financial and accounting personnel, the adequacy of the accounting and financial controls, and elicit any recommendations for improvement or particular areas where augmented controls are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any activity that might be unethical or otherwise improper.

               o Review the internal audit function of the Company including the independence and authority of its reporting obligations, the audit plans proposed for the coming year, and the coordination of such plans with the work of the independent auditors.

               o Receive before each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

               o Review the financial statements contained in the annual report with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements. Any year-to-year changes in accounting principles or practices should be reviewed.

               o Review filings with the Securities and Exchange Commission and other public documents that contain the Company's financial statements.

               o Provide sufficient opportunity at each meeting for the internal and independent auditors to meet with the committee without management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the financial, accounting, and auditing personnel, and their cooperation during the audit.

               o Review accounting and financial personnel and succession planning.

               o Submit the minutes of its meetings to, or discuss the matters discussed at each committee meeting with, the Board.

               o Investigate any matter brought to its attention within the scope of its duties, with the power to retain professional advice for this purpose if, in its judgment, that is appropriate.

               o Supervise the Internal Audit and Surveillance Departments of the Company regarding matters of policy, purpose, responsibility and authority in accordance with appropriate statutory and regulatory requirements.

               o Review the Audit Committee Charter annually and update the Audit Committee Charter as the Audit Committee deems necessary or advisable.

               o Review with the financial management of the Company (the Chief Financial Officer and the Director of Internal Audit) the Company's policies and procedures with respect to officers' expense accounts and benefits, including the use of corporate assets related thereto.

               o Review the Company's monitoring of compliance with the Company's code of conduct as it relates to matters affecting financial statements or the financial position of the Company.

               o Review, to the extent the Audit Committee deems it necessary or advisable, the activities of the audit committee of Trump's Castle Associates, L.P.

                                                              Form of Proxy Card
                                                              ------------------

                      TRUMP HOTELS & CASINO RESORTS, INC.
                     Huron Avenue and Brigantine Boulevard
                        Atlantic City, New Jersey 08401
                 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                To Be Held at the Trump Taj Mahal Casino Resort,
                1000 Boardwalk, Atlantic City, New Jersey 08401
              At 2:00 P.M., Local Time, on Tuesday, June 12, 2001

  The undersigned hereby appoints Robert M. Pickus and Francis X. McCarthy, Jr., and each of them (the "Proxies"), with full power of substitution, as proxies of the undersigned to vote all shares of stock of TRUMP HOTELS & CASINO RESORTS, INC., a Delaware corporation (the "Company"), which the undersigned is entitled in any capacity to vote at the above-stated annual meeting, and at any and all adjournments or postponements thereof (the "Annual Meeting"), on the matters set forth on this proxy card, and, in their discretion, upon all matters incident to the conduct of the Annual Meeting and upon such other matters as may properly be brought before the Annual Meeting. This proxy revokes all prior proxies given by the undersigned.

  All properly executed proxies will be voted as directed. If no instructions are indicated on a properly executed proxy, such proxy will be voted "FOR" approval of Proposals 1 and 2. All "ABSTAIN" votes will be counted in determining the existence of a quorum at the Annual Meeting, but will have the same effect as a vote "AGAINST" Proposal 2.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                      TRUMP HOTELS & CASINO RESORTS, INC.
Receipt of the Notice of Meeting and the Proxy Statement, dated April 30, 2001, is hereby acknowledged.
PLEASE SIGN AND DATE WHERE INDICATED ON THE REVERSE SIDE OF THIS PROXY CARD AND
    PROMPTLY MAIL THE PROXY CARD USING THE ENCLOSED ENVELOPE. NO POSTAGE IS
                   NECESSARY IF MAILED IN THE UNITED STATES.
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
                    (Please complete in blue or black ink.)

PROPOSAL 1. ELECTION OF DIRECTORS.

   Nominees: Donald J. Trump, Wallace B. Askins, Don M. Thomas and
             Peter M. Ryan

        [_] FOR all nominees (except as marked to the contrary below)
        [_] WITHHOLDING AUTHORITY as to all nominees

INSTRUCTION: To withhold your authority to vote for any individual nominee, print that nominee's name on the line provided below.

Authority withheld for: _______________________________________________________
                        (Continued on the Reverse Side)

PROPOSAL 2. RATIFICATION OF AUDITORS.

  Proposal to ratify the appointment of ARTHUR ANDERSEN LLP as the independent public auditors of the Company for the fiscal year ending December 31, 2001.

                        [_] FOR [_] AGAINST [_] ABSTAIN

PROPOSAL 3. MISCELLANEOUS.

  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

                                             Dated: ____________________ , 2001


                                             ___________________________________
                                             Title or Authority:

                                             ___________________________________
                                             Signature:

                                             ___________________________________
                                             Signature, if held jointly:

                                             (Joint tenants should EACH sign.
                                             Please sign EXACTLY as your name
                                             appears on this card. When signing
                                             as attorney, executor,
                                             administrator, trustee or
                                             guardian, partner or corporate
                                             officer, please give FULL title as
                                             such.)

                                             YOUR VOTE IS IMPORTANT. PLEASE
                                             SIGN, DATE AND MAIL THIS PROXY
                                             CARD PROMPTLY USING THE ENCLOSED
                                             ENVELOPE.